Exhibit 1

NEWS RELEASE

North American Palladium To Proceed With Recapitalization Transaction

Toronto, Ontario, June 19, 2015 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (OTC PINK: PALDF) (the “Company”) announced today that the Company concluded its strategic review process during which no superior proposal was received. It has entered into a definitive recapitalization agreement with Brookfield Capital Partners Ltd. (“Brookfield”) to effect the proposed Recapitalization that was previously announced on April 15, 2015.

The Company has also entered into an agreement with Brookfield to secure a US$25 million bridge loan facility providing temporary working capital support required as a result of the previously announced suspension of milling operations.

The Recapitalization will be effected by way of a court approved plan of arrangement under the Canada Business Corporations Act. Under the terms of recapitalization agreement:

•	all amounts owing to Brookfield (except in respect of the bridge loan facility) will be converted into equity, resulting in Brookfield owning common shares representing 92% of the common shares outstanding on a fully-diluted basis after giving effect to the Recapitalization but prior to the rights offering;

•	the 2012 and 2014 convertible debentures will be converted into equity, resulting in holders of convertible debentures owning common shares representing in aggregate 6% of the common shares outstanding on a fully diluted basis after giving effect to the Recapitalization but prior to the rights offering;

•	existing holders of common shares and restricted share units will own 2% of the post-Recapitalization common shares outstanding on a fully-diluted basis but prior to the rights offering;

•	the Company’s outstanding warrants and options will be terminated;

•	the Company will undertake a $50 million rights offering to raise equity, pursuant to which all shareholders at that time will be able to participate, a portion of which will be used to repay any amounts outstanding under the bridge loan;

•	the $50 million rights offering will be backstopped by Brookfield and other parties; and

•	employees, trade creditors, equipment leases and suppliers will not be impacted.

The Recapitalization has been unanimously approved by the Board of Directors of the Company. In doing so, the Board of Directors determined that the Recapitalization is in the best interests of the Company. In connection with the Recapitalization, the Board of Directors received fairness opinions from CIBC World Markets. A copy of the opinions will be included in the management proxy circular.

“Proceeding with the Recapitalization gives the Company the financial security and certainty needed to pursue its longer-term growth objectives at LDI,” said Phil du Toit, President and CEO.

The implementation of the Recapitalization is subject to the approval of at least two-thirds of the votes cast at the debentureholders’ meeting by debentureholders present in person or by proxy and by at least two-thirds of the votes cast at the shareholders’ meeting by shareholders present in person or by proxy. Completion of the Arrangement is also subject to certain customary conditions, including the approval of the Toronto Stock Exchange and the Ontario Superior Court of Justice.

A debentureholder holding approximately 54% of the outstanding debentures has entered into a support agreement pursuant to which they have agreed to support the Recapitalization and vote their debentures in favour of the Recapitalization at the meeting of debentureholders.

Operations Update

The Company has also made significant progress towards restoring the water balance at the LDI mine site. With water levels now lower, at or approaching targeted levels within the tailings facility and following consultations with relevant provincial government ministries and under the advice of independent third party professionals, it was determined that the Company could stop the controlled release of water into the environment. Water currently being released is greatly reduced and testing has confirmed that it is non-toxic and, levels of suspended solids are within permitted levels while iron and aluminum levels are still being tested.

The Company expects to receive a dam stability report from an independent, third-party engineering consulting firm that re-confirms the integrity of the containment structures at LDI’s tailings management facility. With water levels stabilized and approaching normal operating levels, the Company is in the process of finalizing remediation and mill restart plans.

Underground operations have continued without interruption during the suspension of milling operations resulting in a large stockpile of crushed ore on surface which is available for processing once milling operations resume.

Technical Information and Qualified Persons

Mr. James Gallagher, the Company’s Chief Operating Officer and a Qualified Person under National Instrument 43-101, has reviewed and approved all technical items disclosed in this news release.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘potential’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect projected production, operating and capital cost estimates, project timelines, mining and milling rates, cash flows, projected grades, mill recoveries, metal price and foreign exchange rates, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the risk that the LDI mine may not perform as planned, the possibility that commodity prices and foreign exchange rates may fluctuate, the possibility that the Company may not be able to generate sufficient cash to service its indebtedness and may be forced to take other actions, and uncertainty regarding the ability to consummate the Recapitalization. For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: that the Company will be able to consummate the Recapitalization or other strategic transaction on the terms described in this news release, the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

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